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                                                                    Exhibit 99.1

MEDIA CONTACT:                FOR IMMEDIATE RELEASE
Kimberly Mulcahy
(630) 955-7672

INVESTOR CONTACT:
Sarah Lewensohn
(630) 955-7602

               BUDGET GROUP ANNOUNCES RECAPITALIZATION INITIATIVE

               DISCUSSIONS UNDERWAY WITH PRIVATE EQUITY INVESTORS

Lisle, IL, April 2, 2002 - Budget Group, Inc. (OTCBB: BDGPA) today announced that it has launched a recapitalization initiative to restore its financial health. The Company is currently in discussions with certain interested investors regarding an infusion of new capital through a private equity investment.

The Company has retained Lazard Freres & Co. LLC as its financial advisor regarding recapitalization alternatives and has also begun discussions with holders of the Company's senior notes concerning a balance sheet restructuring. As part of this initiative, the Company did not make the $18.5 million senior notes interest payment due on April 1, 2002. The Company has made all principal and interest payments relating to its vehicle fleet financing.

In addition, Budget announced that it has filed an extension request with the SEC relating to its annual report on Form 10-K for the year ended December 31, 2001. Budget expects to file the annual report on or about April 15, 2002.

The Company emphasized that the recapitalization will not affect Budget's ability to service its car and truck rental customers. Budget said it would continue to operate on a business as usual basis with regard to its employees, customers and vendors.

Sandy Miller Chairman and Chief Executive Officer of Budget Group, Inc. commented, "Despite a challenging economy, we are seeing signs of improvement as evidenced by a rise in car rental industry pricing and increases in the Company's vehicle utilization and revenue per vehicle. Recapitalization of the balance sheet, combined with our continuing cost cutting and asset control efforts, will put Budget on track for future financial success."

Budget Group, Inc. owns Budget Rent a Car Corporation and Ryder TRS, Inc. Budget is the world's third largest car and truck rental system and Ryder TRS is the nation's second largest consumer truck rental company. For more information, visit the Company's Web site at www.budget.com.

Statements made in this press release that are not historical in nature may include 'forward-looking statements' within the meaning of the federal securities laws. It is important to note that these statements involve a number of risks, uncertainties and other factors that could cause Budget Group, Inc.'s actual results to differ materially from those projected in such forward-looking statements. The expectations relating to the Company's debt restructuring and recapitalization are estimates or


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expectations based on current assumptions which management believes to be reasonable at this time. In addition, other risks to its business include additional risk of losses from international operations; travel patterns subsequent to September 11, 2001, seasonality; competition; general economic conditions; and the availability and terms of financing. These factors and conditions could be substantially different than the Company's actual future activities and results of operations may differ materially from the forward-looking statements made in this press release. Additional information concerning such matters is contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2000, and in other documents subsequently filed by the Company with the SEC, all of which are available from the SEC.


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